Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 24 dated July 31, 2003
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             July 31, 2003

Issue Date:             August 5, 2003



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                       Concession  Concession  Concession

52519FBL4   $1,323,000.00    100.00%     2.05%       1.85%       1.45%
52519FBM2   $3,163,000.00    100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FBL4   $1,295,878.50    5.00%
52519FBM2   $3,077,599.00    5.50%



CUSIP       Interest Payment        First Interest        Maturity
Number      Dates                   Payment Date          Date

52519FBL4   Monthly on the 5th,     September 5, 2003     August 5, 2015
            and on the Maturity
            Date
52519FBM2   Monthly on the 5th,     September 5, 2003     August 5, 2023
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FBL4   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 5th, commencing August 5, 2007. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.

52519FBM2   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 5th, commencing August 5, 2008. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.